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                                                                   EXHIBIT 10.37

                      NON-MANAGEMENT DIRECTOR COMPENSATION
                           EFFECTIVE FEBRUARY 1, 2005

ANNUAL RETAINER AND MEETING FEES

Each non-management director will be paid an annual retainer fee of $40,000, a $1,500 meeting fee for each regularly scheduled Board and committee meeting, and a $2,500 meeting fee for attendance in person at each committee meeting not held in conjunction with regularly scheduled Board meetings. Committee chairpersons will receive an additional $1,000 above the committee meeting fee for each meeting. All such fees will be paid in cash quarterly unless deferred under the Deferred Compensation Plan for Outside Directors and in accordance with the American Jobs Creation Act of 2004.

RESTRICTED STOCK

The Company adopted, with stockholder approval, the Amendment and Restatement of the Equity Incentive Plan under which, among other provisions, each non-management director is entitled to receive a grant of stock options, restricted stock and/or stock appreciation rights, as determined by the Board of Directors. In February 2005, the Board approved an award of restricted stock to each non-management director with a value of approximately $100,000 upon election to the Board and, after completing one year of service, an additional award of restricted stock with a value of approximately $100,000 on the business day immediately following each annual stockholders' meeting. The value of each share of restricted stock is the fair market value of a share of common stock on the date the award is granted. The restricted stock will vest and all restrictions terminate upon termination of directorship for any reason other than cause.